SCHEDULE 14A INFORMATION

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CONTINENTAL RESOURCES, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

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CONTINENTAL RESOURCES, INC.

302 N. Independence

Enid, Oklahoma 73701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2008

TO THE HOLDERS OF SHARES OF COMMON STOCK:

The 2008 Annual Meeting of Shareholders of Continental Resources, Inc. (the “Company, “we”, or “us”) will be held at the Company’s corporate office located at 302 N. Independence, Enid, Oklahoma on May 27, 2008, at 10 a.m., local time, for the following purposes:

1.	To elect one (1) member to our Board of Directors (“Board”).

2.	To ratify the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm.

3.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the bylaws.

Shareholders of record of Common Stock at the close of business on April 10, 2008 are entitled to notice of, and to vote on all matters at the Annual Meeting. A list of all shareholders will be available for inspection at the Annual Meeting and, during normal business hours ten days prior thereto, at our offices, 302 N. Independence, Enid, Oklahoma.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Don Fischbach

Don Fischbach

Secretary

DATED: April 10, 2008

CONTINENTAL RESOURCES, INC.

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS

MAY 27, 2008

PROXY STATEMENT

CONTINENTAL RESOURCES, INC.

302 N. Independence

Enid, Oklahoma 73701

2008 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

When and where is the Annual Meeting?

Our 2008 Annual Meeting of Shareholders (“Annual Meeting”) will be held in the Ballroom at our corporate offices located at 302 N. Independence in Enid, Oklahoma, on May 27, 2008, at 10 a.m., local time.

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about April 14, 2008 to all shareholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

The record date for determining shareholders entitled to notice of the Annual Meeting and to vote has been established as the close of business on April 10, 2008. On that date, we had 169,085,002 shares of Common Stock, par value $.01 per share, outstanding and eligible to vote, exclusive of treasury stock.

Shareholder of Record: Shares Registered in Your Name

If on April 10, 2008 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 10, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of one (1) director; and

•	Ratification of Grant Thornton as our independent registered public accounting firm.

How do I vote?

You may either vote “For” a nominee to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have not already voted by proxy:

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign, and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 10, 2008.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, employees, and agents may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Continental Resources, Inc., 302 N. Independence, Enid, Oklahoma 73701, Attention: Don Fischbach, Secretary.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold Authority” for election of directors and, with respect to proposals other than the election of directors, “Against” votes, abstentions, and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked “withhold authority” with respect to any one or more nominee will not affect the outcome of the nominee’s election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers’ discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.

How many votes are needed to approve each proposal?

Directors will be elected by a plurality of the votes of holders of the shares present in person or represented by proxy at the Annual Meeting.

For the ratification of Grant Thornton as our independent registered public accounting firm, Proposal No. 2 must receive a “For” vote from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by shareholders present at the meeting or by proxy. On the record date, there were 169,085,002 shares outstanding and entitled to vote. Therefore, 84,542,502 shares must be represented by shareholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our Board currently consists of seven members. Jack H. Stark, a current director whose term expires at the Annual Meeting, is not standing for re-election. Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2008, 2009 and 2010, respectively. The Board has nominated and proposes that H.R. Sanders, Jr., whose term as a director expires as of the Annual Meeting of Shareholders for 2008, be re-elected for a three-year term as a director.

The election of a director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received by our Board will be voted, in the absence of instructions to the contrary, “For” the re-election of H.R. Sanders, Jr. to the Board.

Should the nominee for election to the Board be unable to serve for any reason, the Board may, unless the Board by resolution provides for a lesser number of directors, designate a substitute nominee in which event all proxies received without instructions will be voted for the election of such substitute nominee. However, to the best knowledge of our Board, the named nominee will serve if elected.

The Board recommends that the shareholders vote “FOR” the re-election of H.R. Sanders, Jr. to the Board.

The following is certain information about each of our directors:

Name	Age	Director Since	Existing Term Expires
Harold G. Hamm	62	1967	2010
Mark E. Monroe	53	2001	2009
Jack H. Stark	53	1998	2008
Robert J. Grant	69	2006	2009
George S. Littell	63	2004	2010
Lon McCain	60	2006	2009
H.R. Sanders, Jr.	76	2001	2008

Harold G. Hamm has served as Chief Executive Officer (“CEO”) and a director since our inception in 1967 and currently serves as Chairman of the Board. He serves as Chairman of the board of directors of the general partner of Hiland Partners LP, one of our affiliates and a NASDAQ publicly traded midstream master limited partnership, and he serves as Chairman of the board of directors of the general partner of Hiland Holdings GP, LP (“Hiland Holdings”), also publicly traded on NASDAQ. Hiland Holdings owns the general partner interest and units in Hiland Partners LP. Mr. Hamm also serves as a director of Complete Production Services, Inc., an NYSE publicly traded oil and gas service company. Mr. Hamm served as Chairman of the Oklahoma Independent Petroleum Association from June 2005 to June 2007. He was President of the National Stripper Well Association, founder and Chairman of Save Domestic Oil, Inc., and served on the board of the Oklahoma Energy Explorers.

Mark E. Monroe became President and Chief Operating Officer in October 2005 and has served as a member of our Board since November 2001. He was Chief Executive Officer and President of Louis Dreyfus Natural Gas

Corp. prior to its merger with Dominion Resources, Inc. in October 2001. After the merger, Mr. Monroe was a consultant and served as a member of the Board of Directors of Unit Corporation, a NYSE publicly traded onshore drilling and oil and gas exploration and production company from October 2003 through October 2005. Prior to the formation of Louis Dreyfus Natural Gas Corp. in 1990, he was Chief Financial Officer of Bogert Oil Company. He has served as Chairman of the Oklahoma Independent Petroleum Association, served on the Domestic Petroleum Council and the National Petroleum Council, and on the boards of the Independent Petroleum Association of America, the Oklahoma Energy Explorers, and the Petroleum Club of Oklahoma City. Mr. Monroe is a Certified Public Accountant and received his Bachelor of Business Administration degree from the University of Texas at Austin.

Jack H. Stark became Senior Vice President—Exploration and a director in May 1998. Prior to joining us as Vice President of Exploration in June 1992, he was the exploration manager for the Western Mid-Continent Region for Pacific Enterprises. From 1978 to 1988, he held various staff and middle management positions with Cities Service Co. and TXO Production Corp. He is a member of the American Association of Petroleum Geologists, Oklahoma Independent Petroleum Association, Rocky Mountain Association of Geologists, Houston Geological Society, and Oklahoma Geological Society. Mr. Stark holds a Masters degree in Geology from Colorado State University. Currently a director, Mr. Stark will not be standing for re-election when his term expires in 2008. Mr. Stark will remain employed as our Senior Vice President—Exploration.

Robert J. Grant has been a director since January 2006. He was an audit partner of Deloitte & Touche LLP and a predecessor firm from 1969 to 2000. He served as partner in charge of the Dallas, Texas office audit department for ten years and a member of the firm’s audit management group for twelve years. He has been a member of the Independent Petroleum Association of America, the American Petroleum Institute, and the Texas Independent Producers and Royalty Owners Association, and currently is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Grant graduated from the University of Detroit with an MBA and BA in accounting.

George S. Littell has been a director since November 2004. He is a partner in the firm of Groppe, Long & Littell, a petroleum consulting firm. Prior to joining the firm in 1975, he held various positions in the natural gas, refining, supply and distribution, and gas liquids departments of Mobil Oil Corporation. Mr. Littell received a Bronze Star for his service as an officer in the US Army, Vietnam in 1968-1969. He is a member of the International Association for Energy Economics, an Eagle Scout, and a director of the Sam Houston Area Council for the Boy Scouts of America. Mr. Littell graduated from Yale University in 1966, earned an MBA degree from New York University, and a law degree from La Salle Extension University.

Lon McCain has been a director since February 2006. He was Vice President, Treasurer, and Chief Financial Officer of Westport Resources Corporation, a publicly traded exploration and production company, from 2001 until the sale of Westport to Kerr McGee Corporation and his retirement in 2004. From 1992 until joining Westport in 2001, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation, and Ceres Capital. He was an Adjunct Professor of Finance at the University of Denver from 1982 through 2005. Mr. McCain currently serves on the board of Crimson Exploration, Inc., a domestic exploration and production company traded on the OTC Bulletin Board, TransZap, Inc., a privately held provider of accounting software, and Cheniere Energy Partners, GP, LLC, the general partner of Cheniere Energy Partners, L.P., a publicly traded partnership. Mr. McCain received a Bachelor of Business Administration and a Masters of Business Administration/Finance from the University of Denver.

H.R. Sanders, Jr. has been a director since November 2001. He served as a board member of Devon Energy Corporation from 1981 through 2000. In addition, he held the position of Executive Vice President for Devon Energy from 1981 until his retirement in 1997. From 1970 to 1981, Mr. Sanders was a Senior Vice President for Republic Bank of Dallas, N.A. with direct responsibility for independent oil, gas, and mining loans. Mr. Sanders is a former member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association, and Oklahoma Independent Petroleum Association, and a former director of Triton Energy Corporation. He currently serves on the board of Toreador Resources Corporation, a NASDAQ publicly traded oil and gas company with principal operations in France, Romania, and Turkey.

Corporate Governance Matters

We are considered to be a “controlled company” within the meaning of the listing standards of the NYSE because our Chairman and CEO, Harold G. Hamm, owns more than 50% of our outstanding shares of common stock. Consequently, we are not required to comply with certain of the New York Stock Exchange (“NYSE”) listed company requirements, such as the requirement to have a majority of “independent” directors on our Board, or the requirement to have compensation and nominating committees comprised entirely of independent directors. However, we are required to have an independent Audit Committee under the NYSE’s listed company requirements. The Board uses the independence standards of the NYSE corporate governance rules for determining whether directors are independent. The Board additionally follows the rules of the Securities and Exchange Commission (“SEC”) in determining independence for Audit Committee members. The Board has determined that Messrs. Grant, Littell, McCain, and Sanders have no relationship with the Company other than as a director and shareholder of the Company and are independent under these NYSE and SEC rules for purposes of service on the Board and its committees. Members of each committee are elected annually by the Board and serve for one-year terms, or until their successors are elected and qualified.

The Board held 7 meetings during 2007 and acted by unanimous consent 2 times. During such year all directors listed above attended at least 75% of the meetings of the full Board and the committees on which they served.

We do not have a specific policy regarding Board member’s attendance at annual meetings of shareholders. All directors plan to attend the Annual Meeting. All actions taken by the shareholders prior to our initial public offering in May 2007 were taken by unanimous consent.

The Board has established an Audit Committee currently consisting of Messrs. Grant, McCain, and Sanders, with Mr. Grant serving as the Chairman. The Board has determined that each of the Audit Committee members qualifies as a “financial expert” as defined by the rules of the SEC. The Audit Committee selects, and oversees our relationship with, our independent registered public accounting firm and reviews with the independent registered public accounting firm the scope and results of the annual audit. The Audit Committee also reviews financial statements and reports including Forms 10-K and Forms 10-Q, reviews all significant financial reporting issues and practices, and monitors internal control policies. This committee also establishes procedures for receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting control or auditing matters, recommends and reviews our Code of Ethics, and reviews the performance of our internal audit function. In 2007, Mr. Grant, the committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO and independent auditors prior to public release. The Audit Committee held 13 meetings during 2007.

The Board has also established a Compensation Committee currently consisting of Messrs. Hamm, McCain, and Sanders, with Mr. Sanders acting as the Chairman. The principal functions of the Compensation Committee are to determine awards to employees of stock or other equity compensation, establish performance criteria for and evaluate the performance of the CEO, and approve compensation of senior executives. Because Mr. Hamm beneficially owns in excess of 50% of our outstanding shares of common stock and is our CEO, Mr. Hamm has a substantial amount of input and decision-making authority regarding the compensation of our other executive officers. During 2007, the Compensation Committee met 3 times.

If the Board so approves, the Compensation Committee has the sole authority to retain or terminate consultants, including the authority to approve the consultant’s fees and other retention terms. The Compensation

Committee did not employ any consultants in 2007 other than Longnecker & Associates whose engagement is described in the Compensation Discussion and Analysis section herein.

Compensation Committee Interlocks and Insider Participation

As stated above, Messrs. Hamm, McCain, and Sanders were the members of our Compensation Committee in 2007. Mr. Hamm is a director and serves as our CEO and Chairman of the Board. Neither Mr. McCain nor Mr. Sanders has ever been an officer or employee of ours or any of our subsidiaries. Additionally, none of our executive officers serves on the compensation committee of any entity that has one or more of such entity’s executive officers serving on our Board.

Corporate Governance Guidelines and Communications with the Board

We adopted Corporate Governance Guidelines and a Code of Ethics in accordance with the rules of the NYSE in May 2006. The Code of Business Conduct and Code of Ethics are applicable to all employees and directors, including our principal executive, financial, and accounting officers. In addition, each of the committees of the Board has a charter which has been approved by the Board. Copies of the Corporate Governance Guidelines, Code of Ethics, and committee charters are available at our website, www.contres.com. In addition, printed copies of these documents are available to any shareholder who requests them from our Secretary. We intend to disclose amendments to, or waivers from, our Code of Ethics by posting to our website.

Our Corporate Governance Guidelines require that the non-management directors meet in regularly scheduled executive sessions. Mr. Littell was selected by the Board to preside over such executive sessions.

Any shareholder, desiring to communicate with, or make any concerns known to us, directors generally, non-management directors or an individual director only, may do so by submitting them in writing to Continental Resources, Inc., Attn: Vice President of Investor Relations, 302 N. Independence, Enid, Oklahoma 73701, with information to identify the person submitting the communication or concern, including the name, address, telephone number, and an e-mail address (if applicable), together with information indicating the relationship of such person to us. Our Vice President of Investor Relations is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. We will establish the authenticity of any communication or concern before forwarding. We are not obligated to investigate or forward any anonymous submissions from persons who are not our employees.

Because we are a “controlled company” under the listing standards of the NYSE, the Board has, for the time being, decided against establishing a nominating committee. Our Corporate Governance Guidelines state that the entire Board is responsible for assessing the skills and characteristics of board members and for screening potential board candidates. We do not have established criteria for the nomination of directors or any specific minimum qualifications or skills that a nominee or board member must have. Our Corporate Governance Guidelines provide that we shall seek nominees for directors that have personal integrity, leadership experience, and the ability and willingness to apply sound and independent judgment.

The process used by the Board for identifying and evaluating nominees for the Board consists of reviewing qualifications of candidates suggested by management, other board members, or shareholders. The Board will consider recommendations from shareholders for nomination as a Board member by any shareholder of the Company who is a shareholder of record at the time of giving of notice to the Company as provided in the Company’s Bylaws and who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in our Bylaws. Such nominations shall be made pursuant to timely notice in writing to the Company’s Secretary. To be timely, a shareholder’s notice shall be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of the shareholders of the Company, not later than ninety (90) days or more than one hundred twenty (120) days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the Company, provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made, and (ii) with respect to a special meeting of shareholders called for the purpose of electing one or more directors to the Board, not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder. There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from common shareholders and, accordingly, is unable to determine whether the process for evaluation of shareholder nominees differs from the process for evaluation of other nominees.

Director Compensation

The following table summarizes the compensation of directors in 2007:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($) (3)	Total ($)
Harold G. Hamm	—	—	—	—
Mark E Monroe	—	—	—	—
Jack H. Stark	—	—	—	—
Robert J. Grant	53,500	49,500	2,208	105,208
George S. Littell	37,000	49,500	2,208	88,708
Lon McCain	46,000	49,500	2,208	97,708
H.R. Sanders, Jr.	49,125	49,500	2,208	100,833

(1)	Our 2007 compensation for non-employee directors consisted of an annual retainer at a rate of $25,000 until September 30 and $40,000 thereafter in addition to the payment of $1,500 for each regular Board meeting and $750 for each special Board meeting attended. The chair of the Audit Committee was paid an additional annual retainer of $10,000, the chair of the Compensation Committee was paid an additional annual retainer of $2,500 until September 30 and $5,000 thereafter and committee members other than the chairs of the committees were paid an additional annual retainer of $1,000. Members of the Audit and Compensation committees also received a $500 payment for each committee meeting attended.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with FAS 123R “Shared Based Payment” for restricted stock awards. The amount recognized for financial statement reporting purposes is based on the grant date fair value of the awards, as modified for the price at which the initial public offering was declared effective, and the period upon which the awards vest. On January 9, 2007, 3,300 (after the split which occurred May 14, 2007) shares of restricted stock were granted each to Messrs. Grant, Littell, Sanders, and McCain to vest on January 1, 2008. On February 28, 2008, 10,000 shares of restricted stock were granted each to Messrs. Grant, Littell, McCain, and Sanders to vest ratably over three years.

(3)	Dividends paid on restricted stock.

In February 2008, the Board approved a common stock ownership requirement for non-employee directors. Each non-employee director is expected to own shares of our common stock with a market value equal to at least two times the base annual retainer.

Until the stock ownership guideline is achieved, each non-employee director is expected to retain 100% of the “net shares” received as a result of restricted shares granted under our 2005 Long-Term Incentive Plan (the “2005 Plan”). “Net shares” are the number of shares that remain after shares are sold or withheld to pay withholding taxes. The calculation is determined as of each December 31 based upon the average closing price of the common stock for the year compared to the non-employee director’s base annual retainer as of such date. Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has directed us to submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Neither our bylaws nor other governing documents or law require shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and that of our shareholders.

The Board recommends that the shareholders vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2008.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. The Audit Committee’s charter can be found in the Corporate Governance section of our website at www.contres.com. A printed copy of the charter will be made available to any shareholder who requests it from our Secretary.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2007, with the independent auditors, with and without management present. Management has the primary responsibility for our financial statements and the overall reporting process, including assuring that we develop and maintain adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Our independent auditors are responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discussing with the Audit Committee any issues they believe should be raised.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of our internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee has approved reappointment of the independent auditors for 2008.

The preceding report is presented by the members of the Audit Committee.

/s/ Robert J. Grant	/s/ Lon McCain	/s/ H.R. Sanders, Jr.
Robert J. Grant Committee Chairman	Lon McCain Committee Member	H.R. Sanders, Jr. Committee Member

Audit and Other Fees

Grant Thornton served as our independent registered public accounting firm during 2007 and 2006. The aggregate fees billed by Grant Thornton for 2007 and 2006 for various services are set forth below:

	2007 ($)	2006 ($)
Audit Fees	534,378	371,148
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	534,378	371,148

Fees for audit services include fees associated with our annual consolidated audits, and the review of our quarterly reports on Form 10-Q. Audit fees also include amounts paid in connection with our initial public offering, as declared effective during May 2007, for services associated with the preparation of the comfort letters, and consents and assistance with and review of documents filed with the SEC during 2007 and 2006.

As necessary, the Audit Committee considers whether the provision of non-audit services by Grant Thornton is compatible with maintaining auditor independence and has adopted a policy that requires pre-approval of all audit and non-audit services. Such policy requires the Audit Committee to approve services and fees in advance and requires documentation regarding the specific services to be performed. All 2007 audit fees were approved in advance in accordance with the Audit Committee’s policies.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Our current executive officers are named below:

Name	Age	Position
Harold G. Hamm	62	Chairman of the Board and CEO
Mark E. Monroe	53	President and Chief Operating Officer
John D. Hart	40	Vice President, Chief Financial Officer, and Treasurer
Jeffrey B. Hume	56	Senior Vice President—Operations
Tom E. Luttrell	50	Senior Vice President—Land
Jack H. Stark	53	Senior Vice President—Exploration
Gene R. Carlson	54	Vice President—Resource Development
Richard H. Straeter	49	President—Eastern Division

For a description of the business background and other information concerning Messrs. Hamm, Monroe, and Stark, see “Election of Directors” above.

John D. Hart became Vice President, Chief Financial Officer, and Treasurer in November 2005. Prior to joining us, he was a Senior Audit Manager with Ernst & Young LLP. Mr. Hart was employed by Ernst & Young LLP from April 1998 to November 2005 and by Arthur Andersen LLP from December 1991 to April 1998. He is a member of the American Institute of Certified Public Accountants, Oklahoma Society of Certified Public Accountants, and the Oklahoma Independent Petroleum Association. Mr. Hart graduated from Oklahoma State University with a Bachelor of Science in Accounting and Finance, and a Masters of Science in Accounting in 1991.

Jeffrey B. Hume became our Senior Vice President of Operations in November 2006. He was previously appointed as Senior Vice President of Resource and Business Development in October 2005, Senior Vice President of Resource Development in July 2002, and served as Vice President of Drilling Operations from 1996 to 2002. Prior to joining us in May 1983 as Vice President of Engineering and Operations, Mr. Hume held various engineering positions with Sun Oil Company, Monsanto Company, and FCD Oil Corporation. Mr. Hume is a Registered Professional Engineer and member of the Society of Petroleum Engineers, Oklahoma Independent Petroleum Association, and the Oklahoma and National Professional Engineering Societies. Mr. Hume graduated from Oklahoma State University with a Bachelor of Science degree in Petroleum Engineering Technology in 1975.

Tom E. Luttrell joined us as Senior Landman in April 1991 and was promoted to Senior Vice President—Land in February 1997. Prior to joining us, Mr. Luttrell was a Senior Landman for Alexander Energy Corp. and Pacific Enterprises Oil Corp. Mr. Luttrell is currently a member of the Oklahoma Independent Petroleum Association legislative affairs committee. He is also a member of the Oklahoma Energy Explorers, American Association of Petroleum Landmen, and several regional landman associations. Mr. Luttrell graduated from East Central Oklahoma State University in 1980 with a Bachelor of Business Administration. Mr. Luttrell is a past Chairman of the Northern Alliance of Independent Producers.

Gene R Carlson became Vice President—Resource Development in October 2005. He was an oil and gas consultant from March 2003 to October 2005 and a founder and Chief Operation Officer for Encore Acquisition Company from its inception in April 1998 to March 2003. Mr. Carlson graduated from Texas A&M University with a Bachelor of Science degree in Mechanical Engineering.

Richard H. Straeter became President—Eastern Division in October 2006. He was previously appointed as President of Continental Resources of Illinois, Inc. (“CRII”) in April 2002. Prior to joining CRII, Mr. Straeter was employed by Barger Engineering, Inc. for 18 years as an engineering consultant and Vice President. He is a

Registered Professional Engineer in Indiana, Illinois, Kentucky, and Tennessee. Mr. Straeter is a past Chairman of the Illinois Basin Society of Petroleum Engineers and serves as a member of the National Petroleum Council, the Illinois Oil & Gas Association Board, and the Ohio, Indiana, Kentucky, and Michigan Oil and Gas Associations. Mr. Straeter earned his Bachelor of Science degree in Petroleum Engineering in 1983 and a Professional Engineering Degree (Honorary Masters) in 2004 from the University of Missouri-Rolla.

Compensation Discussion and Analysis

Overview

Prior to the completion of our initial public offering in May 2007, we operated as a private company controlled by Harold G. Hamm, our founder, principal shareholder, Chairman of the Board, and CEO. From our inception until the formation of the Compensation Committee in February 2006, Mr. Hamm had been solely responsible for reviewing and approving all compensation decisions relating to our executive officers. Mr. Hamm currently serves as a member of our Compensation Committee.

Compensation Committee

The Compensation Committee is currently responsible for implementing and administering all aspects of our benefit, compensation plans, and programs for our executive officers. The Compensation Committee annually reviews and determines the individual elements of total compensation of the named executive officers (“NEOs”) who appear in the compensation tables of this Proxy Statement. The Compensation Committee’s charter can be found in the Corporate Governance section of our website at www.contres.com. A printed copy of the charter will be made available to any shareholder who requests it from our Secretary.

In 2007, the Compensation Committee retained the services of an independent compensation consulting firm, Longnecker & Associates. The firm reports directly to the Compensation Committee. During 2007, the consulting firm provided an analysis of market compensation based upon its review of compensation paid by exploration and production companies similar in revenues, total assets, and market capitalization to us. Longnecker & Associates has provided no other services for us other than the compensation study.

Compensation Objectives

We are engaged in oil and natural gas exploration and exploitation activities in the Rocky Mountain, Mid-Continent, and Gulf Coast regions of the United States. Our primary business goal is to increase shareholder value by finding and developing crude oil and natural gas reserves at costs that provide an attractive rate of return on our investment. We operate in a highly competitive environment for acquiring properties, marketing crude oil and natural gas, and securing trained personnel. We believe that the loss of the services of our senior management or technical personnel could have a material adverse effect on our operations. Accordingly, we have designed our executive compensation program to attract, retain, and motivate experienced, talented individuals to achieve our primary business goal, using the business strategies discussed in greater detail in our Annual Report on Form 10-K.

Implementing Our Objectives

Determining Compensation. We rely upon our judgment in making compensation decisions, after considering the recommendations of our independent compensation consultant, and reviewing the performance of the Company, and evaluating an executive’s contribution to that performance, including his business responsibilities, current compensation arrangements, and long-term potential to enhance shareholder value. Specific operational and financial factors affecting compensation decisions for our NEOs include stock price performance, reserve additions, finding and development costs, production volume and costs, earnings, cash flow, operating income, and return on equity. We have not assigned specific individual goals to our NEOs that are used by the Compensation Committee in the determination of compensation for such officers.

We do not apply rigid formulas in determining the amount and mix of compensation elements. Because our compensation arrangements are relatively simple, and we do not have complex equity plans, or significant change of control or severance obligations, the Compensation Committee does not use tally sheets in analyzing the compensation of our NEOs, but does review each element of compensation as described in this Proxy Statement in evaluating and approving the total compensation of each of our NEOs. As described below, we rely on the formulaic achievement of financial goals only when establishing the aggregate bonus pool from which bonuses may be paid to the NEOs. We consider competitive market compensation paid by other companies similar in size and operations to us, but we do not attempt to maintain a certain target percentile within that survey group or otherwise exclusively rely on those data to determine compensation for the NEOs. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

The total compensation of the CEO, which is significantly higher than our other NEOs (except as otherwise described below relating to the compensation of Mr. Monroe), reflects his critical role in the founding and development of the Company as well as the future success of the Company. Likewise, the compensation of Mr. Monroe at higher levels than our other NEOs is described in more detail below in “Elements of Compensation—Long-term Incentive Bonus.”

Compensation Survey Group. The companies used in our 2006 compensation survey group (“2006 Survey Group”) were Bill Barrett Corporation, Denbury Resources Inc., Encore Acquisition Company, Quicksilver Resources Inc., Range Resources Corp., Southwestern Energy Company, and St. Mary Land and Exploration Company. The compensation consulting firm suggested that the survey group be expanded in 2007. After consultation with the firm, we added Cabot Oil & Gas Corporation, Comstock Resources Inc., EXCO Resources Inc., Forest Oil Corp., Petrohawk Energy Corporation, and Plains Exploration & Production Co. to the 2006 Survey Group to comprise the 2007 compensation survey group (“2007 Survey Group”). We selected these companies because they are publicly traded exploration and production companies similar in size and operations to us.

Elements of Compensation

The principal elements of our compensation program are a base salary, an annual cash bonus, and a long-term incentive award. All base salary adjustments, annual cash bonuses, and long-term incentive awards for NEOs have been determined on a discretionary basis and have not been linked to the achievement of specific corporate goals or objectives.

Base Salary. The objective of the base salary component is to pay a competitive wage commensurate with each officer’s experience, skills, and responsibilities. From January 1, 1999 until September 15, 2004, Mr. Hamm elected not to receive a salary or annual bonus. In September 2004, he began to draw an annual salary of $350,000. On January 1, 2006, Mr. Hamm’s annual salary was increased to $700,000. Mr. Hamm’s base salary was not increased in 2007. Our compensation consulting firm reported that the 50th and 75th percentile amounts for base salaries for the comparable position in the 2007 Survey Group were $549,087 and $612,452, respectively.

Mr. Monroe’s initial base salary of $450,000 per year was established through negotiations with him in connection with his hiring in October 2005. Mr. Monroe’s base salary was increased 5% to $472,500 per year in November 2007. Our compensation consulting firm reported that the 50th and 75th percentile amounts for base salaries for the comparable position in the 2007 Survey Group were $401,386 and $473,583, respectively.

Mr. Hamm recommends to the Compensation Committee for approval the base salaries of the other NEOs. In establishing the base salaries for the other NEOs, Mr. Hamm and the Compensation Committee consider the compensation paid to named executive officers by the survey groups. However, we did not attempt to maintain a certain target percentile within the survey groups.

During 2006, the aggregate base salaries for our NEOs, excluding Messrs. Hamm and Monroe, increased 7.81% in order to satisfy our objective of paying salaries at competitive levels. As reported in the proxy statements of the 2006 Survey Group, the average base salary paid in 2005 ranged from $247,000 to $204,000 for the third highest paid named executive officer through the fifth highest paid named executive officer. This compares to a base salary range of $232,500 to $225,577 paid to our third through fifth highest paid NEO.

During 2007, the aggregate base salaries for our NEOs, excluding Messrs. Hamm and Monroe, increased 5.6% in order to satisfy our objective of paying salaries at competitive levels. Our compensation consulting firm reported that the 50th percentile amounts for base salaries for the third highest paid named executive officer through the fifth highest paid named executive officer in the 2007 Survey Group ranged from $260,942 to $234,813. This compares to a base salary range of $241,731 to $241,154 paid to our third through fifth highest paid NEO.

In the future, we expect that the base salaries of the NEOs will be reviewed on an annual basis and adjusted as necessary to remain competitive. We expect that future base salary adjustments for such officers will be comparable to future adjustments made to executive officer base salaries by the 2007 Survey Group.

Annual Cash Bonus. Our NEOs may earn annual cash bonuses as a reward for our subjective evaluative of their individual contribution to the achievement of annual financial and operating results. The individual cash bonuses paid to the NEOs for 2007 and prior years have been determined on a discretionary basis. Annual cash bonus differences are based on the Compensation Committee’s subjective evaluation of the relative individual contribution to the achievement of our annual financial and operating results.

Annual cash bonuses to all of our executive officers, including the NEOs, are paid from a bonus pool that is equal to 0.375% of net income. Prior to our conversion from an S-corporation to a C-corporation, net income was reduced by 35% percent as an adjustment for income taxes not charged against book income. If the conditions described below are met, the annual aggregate bonus pool for executive officers will be equal to 0.375% of earnings before interest expense, depreciation, depletion, amortization and accretion, property impairments, unrealized derivative gains or losses, and non-cash compensation expense (“EBIDA”), which results in a larger cash pool from which bonuses may be paid. We consider EBIDA to be a strong indicator of operating performance. The conditions that must be satisfied for the bonus pool to be established based on EBIDA rather than adjusted net income are:

•	an increase in equivalent production for the current year compared to the prior year, and

•	proved reserve additions from drilling activities of at least 120 percent of production.

During 2006, the first condition was satisfied as production increased 25% over the 2005 level. However, the second condition was not fully achieved as reserve additions from drilling activities were only 111% of production. In January 2007, we elected, with the approval of the Compensation Committee, to fund the bonus pool at 119% of the EBIDA level. In approving the larger bonus pool, our Compensation Committee considered several operational and financial criteria, including reserve additions, finding and development costs, production volume and costs, earnings, cash flow, operating income, and return on equity. The criteria considered are not weighted, but are viewed collectively. The decision to waive the proved reserve condition was consistent with our compensation philosophy of examining several operational and financial criteria in determining annual cash bonuses.

During 2007, both conditions were satisfied as production increased 18% over the 2006 level and reserve additions from drilling activities were 223% of production. In 2008, aggregate bonuses were awarded to the executive officers equal to 100% of the EBIDA pool.

We expect that our annual cash bonus pool in the future will be funded on the basis of EBIDA as warranted by our overall operational, financial, and stock performance even though one or both of the current bonus plan conditions are not satisfied. As a result, satisfaction of the criteria required for funding the bonus pool on the basis of EBIDA may be waived frequently in the future.

The bonus amount for each NEO is determined at the discretion of the Compensation Committee. In addition, the Compensation Committee may elect to award annual cash bonuses to NEOs in an aggregate amount that exceeds the amount calculated from net income or EBIDA. Based upon a market analysis of annual cash bonuses paid by the 2007 Survey Group, our compensation consulting firm recommended annual bonus targets, as a percent of base salary, of 100% for the CEO, 85% for the President, and 75% for the other NEOs. The annual bonuses for 2007 awarded, as a percent of base salary, were 34% for the CEO, 45% for the President and 62%, 72% and 74% for the three remaining NEOs.

Annual cash bonuses for the NEOs are determined after completion of the year-end audited financial statements and reserve report. We have not adopted a policy regarding the adjustment or recovery of previously paid annual cash bonuses in the event our net income or EBIDA, as applicable, are restated or otherwise adjusted in a manner that would have the effect of reducing the size of the aggregate annual cash bonus pool.

Long-term Incentive Bonus. Mr. Monroe is the only NEO that has been granted a long-term incentive bonus. Mr. Monroe’s long-term incentive bonus was established through employment agreement negotiations with him in connection with his hiring in October 2005. The accrual for the long-term incentive bonus to be paid to Mr. Monroe in October 2008 pursuant to his employment agreement, which is described in detail below in “—Employment Agreement”, was $1,227,085 in 2006. This amount is reported in the non-equity incentive plan compensation column of the Summary Compensation Table. As provided by the employment agreement, the long-term incentive bonus works in conjunction with his restricted stock awards to provide an aggregate long-term equity and cash amount over the three-year term. As a result of our stock price increasing to $26.13 per share as of December 31, 2007, the amount previously accrued was reduced by $1,650,599 in 2007. In accordance with SEC staff interpretive guidance, only the previously expensed portion of the long-term incentive bonus award that was previously reported in the Summary Compensation Table for 2006 is reversed in the Summary Compensation Table for 2007. The long-term incentive bonus will be paid to Mr. Monroe if he remains employed through October 2008.

Mr. Monroe’s total compensation in 2006, as set forth below under “—Summary Compensation Table”, was materially more than the other NEO’s total compensation due principally to the accrual for a long-term incentive bonus payable to him if he remains employed by us through October 2008. Mr. Monroe was recruited by us in anticipation of our initial public offering. His background includes experience as a chief executive officer of a public NYSE-traded exploration and production company with operations and proved reserves larger than our current size. None of our other NEOs has similar experience.

Long-term Incentive Awards. Each of our NEOs was initially granted restricted stock vesting over a three-year period during 2005. The number of restricted shares, vesting period, and other terms of the 2005 grants to individual executive officers was determined based upon the judgment of Mr. Hamm taking into account the factors described above under “—Implementing Our Objectives—Determining Compensation.” We did not grant any long-term incentive awards to our executive officers during 2006. In November 2007, we granted 250,000 shares of restricted stock to the NEOs as described in detail below in “—Grant of Plan Based Award” table. The awards vest 50% in 2009 and 50% in 2010.

The long-term incentive award for each NEO is determined at the discretion of the Compensation Committee. Differences in long-term incentive awards are based on the Compensation Committee’s subjective evaluation of the expected relative individual contribution to the achievement of our long-term financial and operating results. The value of unvested equity awards held by an individual was considered in the determination of the 2007 restricted stock awards and we expect that the value of unvested equity awards will be a factor in future awards.

Based upon a market analysis of annual long-term incentive awards granted by the 2007 Survey Group, our compensation consulting firm recommended annual long-term incentive award targets, based on FAS 123R annual compensation expense recognition as a percent of base salary, of 250% for the CEO, 200% for the President and 125% for the other NEOs. The stock award compensation expense for 2007, as a percent of base salary, were 184% for the CEO, 243% for the President and 108%, 84% and 84% for the three remaining NEOs.

Long-term incentive awards have been established to further our goals of retaining and motivating our NEOs. The awards granted to NEOs have been in the form of stock options and restricted stock designed to motivate the officers to increase the value of our common stock. The vesting provisions of the awards encourage our officers to remain in our employ in order to realize these forms of compensation. A description of our 2005 Plan and the types of awards that may be granted are described below under “—Employee Benefit Plans.”

Although our 2005 Plan allows for various equity instruments, we currently intend to make future grants in the form of restricted stock. We intend to grant restricted stock because we believe restricted stock is a stronger motivational tool for employees. Restricted shares provide some value to an employee during periods of stock market volatility, while stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option price. We have not established a policy with respect to the timing of long-term incentive awards to NEOs. We have also not adopted any policies regarding hedging the economic risk of common stock ownership.

In February 2008, the Compensation Committee adopted a common stock ownership requirement for the CEO, President, Chief Financial Officer, and the Senior Vice Presidents. Each such officer is expected to own shares of our common stock at least equal to a specified multiple of such officer’s base salary. The base salary multiples are five times for both the CEO and the President and three times for the other officers.

Until the stock ownership guideline is achieved, each such officer is expected to retain 100% of the “net shares” received as a result of restricted shares granted under our 2005 Plan. “Net shares” are the number of shares that remain after any shares are sold or withheld to pay withholding taxes. The calculation is determined as of each December 31 based upon the average closing price of the common stock for the year compared to the officer’s base salary as of such date. Shares owned directly by, or held in trust for, the officer or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation.

The Compensation Committee will review the compliance of each NEO with the stock ownership guidelines each year and reduce or eliminate future restricted stock grants under the 2005 Plan for any NEO not in compliance.

The stock option awards provide for immediate vesting in the event of a change in control of the Company, as defined by the 2000 Stock Option Plan (“2000 Plan”), or the death of Mr. Hamm, so long as he holds 35% or more of our stock. The restricted stock awards provide for immediate vesting upon a change in control, as defined by the 2005 Plan. Employees who remain in our employment until a change in control will immediately vest in their stock option and restricted stock awards. We would likely need the assistance of several key employees to successfully conclude a transaction that would result in a change of control. We believe that immediately vesting the awards may serve to reduce concerns, other than continued employment, that such employees may have with respect to any potential change in control transaction and may motivate them to complete the transaction. The termination or change-in-control provisions contained in the President’s employment agreement are described below under “—Employment Agreement.”

Our 2005 Plan allows for the award of performance units and bonuses that vest upon achievement of performance targets. The performance targets are based upon operational, financial, and stock performance criteria, such as reserve additions, finding and development costs, production volume and costs, earnings, cash flow, operating income, return on equity, stock price appreciation, and relative stock price performance. We have not awarded performance units or bonuses under the 2005 Plan and have not determined if we will do so in the future.

Other. We provide automobiles to the NEOs and certain other employees for business and personal use. The personal use is valued according to IRS guidelines and reported as taxable income to the individuals. We value vehicle usage for disclosure in our public filings based upon the aggregate incremental cost to us adjusted to reflect each individual’s personal use of the vehicle.

We allow Mr. Hamm to use the corporate aircraft for personal trips. The value of such trips is calculated according to IRS guidelines and reported as taxable income to him. Aircraft usage is valued for disclosure in our public filings based on the aggregate incremental cost to us.

We have a defined contribution retirement plan (“401K”) covering all our full-time executive employees, including the NEOs. Our contributions to the plan are discretionary and based on a percentage of eligible compensation, excluding bonuses. Our contribution to the plan for each eligible employee during 2007 was 5% of such employee’s covered compensation up to a maximum of $11,250. We currently plan to maintain the contribution level at 5% for 2008 and future years.

All full-time employees, including the NEOs and non-employee directors, may participate in our health and welfare benefit programs, including medical, dental, and vision care insurance and disability insurance. We provide all full-time employees, including the NEOs, with insurance coverage of the lesser of 1.5 times base salary or $50,000 and allow them to purchase incremental amounts above this. We do not sponsor any qualified or non-qualified defined benefit plans.

Impact of Accounting and Tax Treatment

We believe it is important to have flexibility in designing the compensation program in a manner to achieve the objectives described above under “—Compensation Objectives.” Therefore, while we consider the accounting and tax treatment of certain forms of compensation in the design of our compensation program, the accounting and tax treatment is not a determinative factor.

Under section 162(m) of the Internal Revenue Code, a publicly-held company can deduct for federal tax purposes no more than $1 million of annual compensation paid to its principal executive officer and each of its three other most highly-paid officers other than the principal financial officer. The section 162(m) restriction applies to salary, bonuses, and other compensation not directly tied to performance. Our compensation program does not meet the requirements for tax deductibility of annual compensation in excess of $1 million because (i) compensation is not payable solely on account of the attainment of one or more performance goals and (ii) our Compensation Committee is not solely comprised of directors who are not current employees.

Compensation attributable to awards under our 2005 Plan and the employment agreement with Mr. Monroe should be excluded from the deduction limit calculation due to a provision that maintains deductibility of compensation paid under a plan or agreement that existed while a company was private. This exclusion lasts until the earlier of (i) the expiration or material modification of the plan or agreement or (ii) the annual shareholder meeting in 2011.

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee of the Board is responsible for determining awards to employees of stock or other equity compensation, establishing performance criteria for and evaluating the performance of the CEO and approving compensation of the NEOs and other senior executive officers. The Compensation Committee is also obligated to communicate to shareholders information regarding the factors and criteria on which the CEO’s compensation was based, including the relationship of the Company’s performance to the CEO’s compensation, and the specific relationship of corporate performance to executive compensation overall.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

The preceding report is presented by the members of the Compensation Committee.

/s/ H.R. Sanders, Jr.	/s/ Lon McCain	/s/ Harold G. Hamm
H.R. Sanders, Jr.	Lon McCain	Harold G. Hamm
Committee Chairman	Committee Member	Committee Member

Summary Compensation Table

The following table sets forth the compensation of our Principal Executive Officer, Principal Finance Officer, and the other three most highly compensated executive officers. We refer to these five individuals collectively as the “NEOs”.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (3)	Total ($)
Harold G. Hamm	2007	700,000	235,000	1,285,113	—		139,220	2,359,333
	2006	686,539	200,000	1,353,485	—		95,597	2,335,621

Mark E. Monroe	2007	452,596	205,000	1,101,073	(1,227,085	) (2)	69,509	601,093
	2006	450,000	175,000	1,192,796	1,227,085	(2)	49,537	3,094,418

John D. Hart	2007	241,154	150,000	259,678	—		29,662	680,494
	2006	225,577	125,000	259,415	—		22,764	632,756

Jeffrey B. Hume	2007	241,731	180,000	203,022	—		28,398	653,151
	2006	228,154	160,000	203,029	—		18,858	610,041

Jack H. Stark	2007	241,731	175,000	203,022	—		31,971	651,724
	2006	232,500	155,000	160,009	—		27,094	574,603

(1)	Stock award amounts represent the dollar amount of compensation recognized by the Company for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. Initial grants of restricted stock awards were made in 2005 and vest ratably over three (3) years. See “—Grant of Plan Based Awards” for additional grants made in 2007.

(2)	Under the terms of his employment agreement, as described below under “—Employment Agreement,” Mr. Monroe is entitled to receive a long-term incentive bonus on October 2, 2008. The bonus is determined by multiplying 193,875 by the excess of $30.91 over the closing price for a share of our common stock on the NYSE on October 2, 2008. We value this obligation over the vesting period by the excess of $30.91 over the closing price for a share of our common stock on the NYSE at each period end. Subject to certain conditions as described herein under Employment Agreement, Mr. Monroe is required to be employed on October 2, 2008, otherwise the bonus is forfeited. During 2007, our stock price rose to $26.13 as of December 31, 2007 resulting in a decrease in the liability and corresponding compensation expense associated with Mr. Monroe’s long-term incentive bonus of $1,650,599. For purposes of this table the decrease in 2007 is limited to the 2006 compensation expense in accordance with applicable SEC staff guidance.

(3)	All Other Compensation includes the following elements:

Name	Year	Personal Use of Company Aircraft ($)(1)	Personal Use of Company Vehicle ($)(2)	Contributions to 401(K) Plan ($)	Cash Dividends Paid on Restricted Stock ($)	Total ($)
Harold G. Hamm	2007	55,035	8,534	11,250	64,401	139,220
	2006	36,527	7,670	11,000	40,400	95,597

Mark E. Monroe	2007	—	1,507	11,250	56,752	69,509
	2006	—	2,934	11,000	35,603	49,537

John D. Hart	2007	—	5,531	11,250	12,881	29,662
	2006	—	8,165	6,519	8,080	22,764

Jeffrey B. Hume	2007	—	7,488	11,250	9,660	28,398
	2006	—	1,798	11,000	6,060	18,858

Jack H. Stark	2007	—	11,061	11,250	9,660	31,971
	2006	—	10,034	11,000	6,060	27,094

(1)	We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip- related hangar and parking costs, and smaller variable costs. Since the Company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the Company-owned aircraft.

(2)	We calculate the incremental cost to the Company of any personal use of the Company vehicles, including fuel, maintenance, insurance, lease payments and depreciation, as the vehicles are used primarily for personal use.

Grants of Plan Based Awards

The following table reflects information concerning awards of restricted stock granted to our NEOs during the fiscal year ending December 31, 2007 under the 2005 Plan.

Name	Grant Date	Stock Awards: Number of Shares	Grant Date Fair Value of Stock Awards ($)(1)
Harold G. Hamm	November 5, 2007	160,000	3,798,400
Mark E. Monroe		—
John D. Hart	November 5, 2007	30,000	712,200
Jeffrey B. Hume	November 5, 2007	30,000	712,200
Jack H. Stark	November 5, 2007	30,000	712,200

(1)	The grant date fair value of each equity award is computed in accordance with FAS 123R.

Outstanding Equity Awards as of December 31, 2007

The following table reflects outstanding stock options held by our NEOs as of December 31, 2007:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Option (1)		Option Exercise Price/ Share ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Name	Exercisable	Unexercisable
Harold G. Hamm	—	—	—	—	233,337	6,097,096
Mark E. Monroe	—	—	—	—	64,625	1,688,651
John D. Hart	—	—	—	—	44,674	1,167,332
Jeffrey B. Hume	180,000	—	1.2727	10/1/2010	41,000	1,071,330
Jack H. Stark	201,000	—	1.2727	10/1/2010	41,000	1,071,330
	88,000	—	0.7064	4/1/2012

(1)	There have been no grants of stock options under our 2000 Plan to any of the NEOs since December 22, 2004.

(2)	Shares represent restricted stock awards. Unvested shares will vest as follows (i) 73,337 shares on October 5, 2008 and 80,000 shares each on October 5, 2009 and October 5, 2010 for Mr. Hamm; (ii) 64,625 shares on October 3, 2008 for Mr. Monroe; (iii) 11,000 shares on October 5, 2008 each for Messrs. Hume and Stark; (iv) 14,674 shares on November 30, 2008 for Mr. Hart; and (v) 15,000 shares each for Messrs. Hume, Stark, and Hart on October 5, 2009, and October 5, 2010.

(3)	Market value is based on market value of shares of common stock as of December 31, 2007.

None of the NEOs are subject to an equity incentive plan other than the 2000 Stock Option Plan and 2005 Plan described herein.

Options Exercised and Restricted Stock Vested During 2007

The following table reflects information concerning options exercised by NEOs and shares of restricted stock held by NEOs that vested during 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Harold G. Hamm	—	—	73,337	1,518,809
Mark E. Monroe	—	—	64,625	1,253,402
John D. Hart	—	—	14,663	339,448
Jeffrey B. Hume	172,000	4,051,572	11,000	227,810
Jack H. Stark	151,000	2,498,753	11,000	227,810

(1)	Value realized on exercise of stock options is equal to the difference between the market price of the common stock acquired on the date of exercise and the exercise price. Value realized on vesting is the average stock price upon day of vesting.

Employee Benefit Plans

Amended and Restated 2005 Plan

General. In October 2005 and as amended in April 2006, our Board and shareholders adopted and approved the Continental Resources, Inc. 2005 Plan. The purpose of the 2005 Plan is to provide our directors and our employees, advisors and consultants additional incentives that are designed to motivate them to put forth maximum effort toward the success and growth of the Company and to enable the Company and our affiliates to attract and retain experienced individuals. The 2005 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, options that do not constitute incentive stock options, restricted stock awards, stock appreciation rights, performance units, and performance bonuses.

Administration. Our Board has appointed the Compensation Committee to administer the 2005 Plan. In general, the Compensation Committee is authorized to select the recipients of awards, establish the terms and conditions of those awards, accelerate the vesting, exercise or payment of an award or the performance period of an award, and determine to what extent a performance bonus may be deferred. In connection with the adoption of the 2005 Plan, our Board terminated our 2000 Plan, described below.

Shares Subject to the 2005 Plan and Award Limits. The number of shares of our common stock that may be issued under the 2005 Plan may not exceed 5,500,000, subject to adjustment as described below. Shares of common stock that are attributable to awards that have expired, terminated or been canceled or forfeited, or have otherwise terminated without the issuance of an award, are available for issuance or use in connection with future awards. The maximum number of shares of common stock that may be subject to options and stock appreciation rights granted under the 2005 Plan to any one individual during any calendar year may not exceed 220,000 shares. The maximum number of shares of common stock that may be subject to restricted stock awards and performance unit awards granted under the 2005 Plan to any one individual during any calendar year may not exceed 220,000 shares. The maximum amount of compensation that may be paid under all performance bonuses under the 2005 Plan granted to any one individual during any calendar year may not exceed $1,000,000.

Options. The price at which a share of common stock may be purchased upon exercise of an option granted under the 2005 Plan, whether the option is an incentive stock option or an option that does not constitute an incentive stock option, will be determined by our Board or, with respect to awards granted to employees and consultants, the Compensation Committee, but the purchase price will not be less than the fair market value of a share of common stock on the date the option is granted. Options may be granted independently or in tandem with stock appreciation rights.

Stock Appreciation Rights. Our Board may grant stock appreciation rights independent of or in tandem with options to purchase common stock. A stock appreciation right allows the holder to receive, upon exercise of the right, an amount equal to the difference between the fair market value of the shares of our common stock on the exercise date and the exercise price stated in the award. The exercise price of a stock appreciation right can never be less than the fair market value of our common stock on the day of the award. The amount to be received upon exercise of a stock appreciation right will be paid in shares of our common stock.

Restricted Stock. Shares of common stock that are the subject of a restricted stock award under the 2005 Plan will be subject to restrictions on disposition by the holder of such award and an obligation of such holder to forfeit and surrender the shares to us under certain circumstances (the “forfeiture restrictions”). The forfeiture restrictions will be determined by our Board or the Compensation Committee, as applicable, and may provide that the forfeiture restrictions will lapse upon (a) continuous employment with, or in the case of an award granted to a director or consultant, service to, us or our affiliates, for a specified period of time, (b) the attainment of one or more operational, financial and/or stock performance criteria (the “performance criteria”) established by the Board or the Compensation Committee, as applicable, that are based on (1) reserve additions or replacements, (2) finding and development costs, (3) production volume, (4) production costs, (5) earnings (including net income or earnings before interest, taxes, depreciation and amortization (“EBITDA”)), (6) earnings per share,

(7) cash flow, (8) operating income, (9) general and administrative expenses, (10) debt to equity ratio, (11) debt to cash flow ratio, (12) debt to EBITDA ratio, (13) EBITDA to interest ratio, (14) return on assets, (15) return on equity, (16) return on invested capital, (17) profit returns/margins, (18) stock price appreciation, (19) total shareholder return, and (20) relative stock price performance, or (c) a combination of any of the foregoing. In addition to acceleration of restricted stock awards upon a change of control of the Company, our Board or Compensation Committee, as applicable, may provide that an award accelerates upon an eligible employee’s retirement on or after his attainment of age 62, death, or disability. Our Board may provide that a restricted stock award granted to a director or consultant will accelerate upon his resignation.

Performance Units. A performance unit award under the 2005 Plan is an award of a monetary unit that may be earned based on performance during a performance period of one year or more. At the time of the grant of a performance unit award, our Board or the Compensation Committee, as applicable, will establish the target, maximum and minimum value of each performance unit, the applicable performance criteria, and time period over which the performance will be measured. Payment of a performance unit award may be in cash or shares of common stock, as determined in the sole discretion of our Board or the Compensation Committee as applicable.

Performance Bonuses. A performance bonus under the 2005 Plan is an award that provides for a payment that may be earned based on performance during a period of one year or more. At the time of the grant of a performance bonus under the 2005 Plan, our Board or the Compensation Committee, as applicable, will establish the amount that may be earned as a performance bonus under the award and the applicable performance criteria. Payment of a performance bonus award may be in cash or shares of common stock, as determined in the sole discretion of our Board or Compensation Committee, as applicable.

Change of Control. All awards under the 2005 Plan become fully vested, fully earned and exercisable upon the occurrence of a change of control of the Company, as defined in the 2005 Plan. The value of the affected awards for our NEOs as of December 31, 2007 is set forth under “Outstanding Equity Awards at December 31, 2007.” Additionally, Mr. Monroe is subject to an employment agreement which provides for payment of 2 years of salary and bonus under certain circumstances as described under “Employment Agreement.”

Amendment and Termination of the 2005 Plan and Awards. The maximum term of any award under the 2005 Plan is 10 years. No awards under the 2005 Plan may be granted after 10 years from its effective date (October 3, 2005). The 2005 Plan will remain in effect until all awards granted under the 2005 Plan have been settled. Our Board, in its discretion, may terminate the 2005 Plan at any time with respect to any shares of our common stock for which awards have not been granted. Our Board may amend the 2005 Plan in any manner, but any amendment to increase the maximum aggregate number of shares that may be issued under the 2005 Plan (except by operation of the 2005 Plan’s adjustment provision), materially modify the class of individuals eligible to receive awards under the 2005 Plan, or materially increase the benefits to participants under the 2005 Plan requires the approval of our shareholders. No change in any award previously granted under the 2005 Plan may be made which would impair the rights of the holder of such award without the consent of the holder. Our Board is prohibited from canceling, reissuing or modifying an award under the 2005 Plan if such action will have the effect of repricing the award.

Adjustment. The maximum number of shares of common stock that may be issued under the 2005 Plan, and the number of shares subject to any award that has been granted under the 2005 Plan, are subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. Under the 2005 Plan, we will not make such adjustments unless they would cause at least a 1% increase or decrease in the number of shares subject to any award available under the 2005 Plan.

2000 Stock Option Plan

General. In October 2000, our Board and shareholders adopted and approved the Continental Resources, Inc. 2000 Plan. In connection with the adoption of the 2005 Plan, our Board terminated the 2000 Plan, except with respect to unexercised options outstanding under the 2000 Plan. The purpose of the 2000 Plan was to provide our directors and employees and employees of our affiliates additional incentives that are designed to motivate them to put forth maximum effort toward the success and growth of the Company and to enable us and our affiliates to attract and retain experienced individuals. The 2000 Plan provided for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and options that do not constitute incentive stock options.

Administration. In February 2006, our Board authorized the Compensation Committee to administer the 2000 Plan for the purposes of awards previously granted to our employees and employees of our affiliates and consultants. In general, our Compensation Committee is authorized to select the recipients of options, establish the options’ terms and conditions, and accelerate such options when to do so would be in the best interest of the Company.

Options Granted Under the 2000 Plan. Up to 11,220,000 shares of common stock were originally made available for issuance under the 2000 Plan, subject to adjustment as described below. Prior to the termination of the 2000 Plan, options to purchase a total of 2,387,000 shares of common stock were issued. Our Board determined the price at which a share of common stock may be purchased upon exercise of an option granted under the 2000 Plan at the time of the grant. In the case of an option that does not constitute an incentive stock option, the exercise price could not be less than 50% of the fair market value of the common stock on the date the option was granted. In the case of an incentive stock option, the exercise price could not be less than 100% of the fair market value of the common stock on the date the option was granted. At the time of the grant of any option or at any time thereafter up until the time of any dividend payment by us, our Board could choose to include as part of such award the right to receive dividends or dividend equivalents with respect to such award. The Compensation Committee has discretion to accelerate the vesting of an option upon the death, disability or termination of the grantee’s service to the Company under special circumstances (as determined by the Compensation Committee).

Merger, Dissolution, Change of Control, Death of Harold G. Hamm. If we merge, sell substantially all of our assets or dissolve or liquidate and provision is not made in such transaction for the surviving, resulting or acquiring corporation to assume or substitute our outstanding options, such options will automatically vest and become fully exercisable prior to such transaction. If we undergo a change of control (as defined under the 2000 Plan) or Mr. Hamm dies at a time when 35% or more of the total voting power of our voting stock is beneficially owned by Mr. Hamm (individually and as trustee of his revocable inter vivos trust established in April 1984), then all outstanding options will automatically fully vest.

Amendment and Termination of the 2000 Plan and Awards. The maximum term of any award under the 2000 Plan is 10 years. No change in any option previously granted under the 2000 Plan may be made that would be adverse to the holder of such option without the consent of the holder.

Adjustment. The number of shares subject to any award that has been granted under the 2000 Plan is subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. Under the 2000 Plan, we will not make such adjustments unless they would cause at least a 1% increase or decrease in the number of shares subject to any option granted under the 2000 Plan.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007 relating to equity compensation plans:

	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options ($)	Remaining Shares Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Shareholders	886,527	$2.28	3,934,151
Equity Compensation Plans Not Approved by Shareholders	—	—	—

(1)	All Remaining Shares (3,934,151) are available for issuance under the 2005 Plan.

Defined Contribution Plan

We offer a tax qualified defined contribution “401K” plan to all of our employees, including our executive officers, to provide a benefit payable to an employee or his heirs upon retirement, total disability, or death. Under the terms of the plan and subject to limitations of federal law, our employees can elect to defer a portion of their compensation and direct such deferrals to the investments offered under the plan, generally consisting of mutual funds in various asset classes. Subject to the terms of the plan, we make discretionary cash contributions to the plan on behalf of the participant employees. Our contribution to the plan for each eligible employee during 2007 was 5% of such employee’s covered compensation up to a maximum of $11,250. Participants are immediately vested in their deferred contributions, but our contributions are subject to certain vesting requirements. Executive officers participate in the plan on the same basis as all other employees. Our 2007 contributions to the plan for the account of the NEOs are included in the Summary Compensation Table set forth above.

Health and Welfare Benefit Programs

All full-time employees and directors, including our executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care insurance and disability insurance. We provide all full-time employees, including our executive officers, with life insurance coverage of the lesser of 1.5 times base salary or $50,000 and allow them to purchase incremental amounts above this base amount.

Employment Agreement

We have entered into an employment agreement with Mark E. Monroe, our President and Chief Operating Officer. The agreement provides for a minimum annual salary of $450,000 during each of the years ended October 2, 2006, 2007 and 2008.

The agreement provides for a long-term incentive bonus payable if Mr. Monroe remains continuously employed by the Company through the term of the agreement. The long-term incentive bonus is determined by multiplying 193,875 by the excess of $30.91 over the fair market value of our common stock as of October 2, 2008.

On October 3, 2005, we granted Mr. Monroe 193,875 shares of restricted stock, which vest ratably over a three-year period.

Payments in the Event of Termination

The employment agreement with Mr. Monroe requires that we pay to him, in a single lump-sum payment (payable as soon as practicable following termination and in compliance with section 409A of the Code), an amount equal to the sum of (a) two times his average annual compensation (defined below), and (b) his termination long-term bonus amount (as defined below) in the event we terminate him without cause (as defined below) or he resigns for good reason (as defined below).

Mr. Monroe’s “average annual compensation” is the average of his annualized compensation, base salary and bonus, paid under his employment agreement for the two-year period of employment (or if employed less than two years, then the period of employment) immediately preceding his date of termination. As of December 31, 2007, Mr. Monroe’s average annual compensation was $641,298. As a result, under clause (a), Mr. Monroe would be entitled to a lump-sum payment of $1,282,596 as of December 31, 2007 in the event of termination.

Mr. Monroe’s “termination long-term bonus amount” is the amount equal to the product of (a) 193,875, and (b) the excess of $30.91 over the value of the Company’s common stock. On December 31, 2007, the last reported sale price of our common stock on the NYSE was $26.13 per share. As a result, as of December 31, 2007, Mr. Monroe’s termination long-term bonus amount would have been $926,723.

In addition, for a period of 18 months following the date of his termination, we will maintain for the benefit of Mr. Monroe (and his spouse and/or his dependents, as applicable) the medical, hospitalization, and dental programs in which he (and his spouse and/or dependents, as applicable) participated immediately prior to his date of termination; provided, however, that if Mr. Monroe (his spouse and/or his dependents, as applicable) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before our medical benefits are provided; and provided further, if Mr. Monroe (and his spouse and/or his dependents, as applicable) cannot continue to participate in our programs providing such benefits (e.g., the terms of the plans do not permit participation by former employees), then we will arrange to provide Mr. Monroe (and his spouse and/or his dependents, as applicable) with the economic equivalent of such benefits. If Mr. Monroe becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the benefits described above will be secondary to those provided under such other plan during the applicable period. As of December 31, 2007, the value of this benefit would have been approximately $18,000.

In the event of the termination of Mr. Monroe’s employment as a result of his death or disability, he is entitled to his termination long-term bonus amount as soon as practicable following such termination.

Mr. Monroe’s employment agreement defines “cause” as: (a) his conviction by a federal or state court of competent jurisdiction of a felony which relates to his employment at the Company; (b) an act or acts of dishonesty taken by him and intended to result in substantial personal enrichment to him at the expense of the Company; or (c) his willful failure to follow a direct, reasonable and lawful written directive from his supervisor or the Board, within the reasonable scope of his duties, which failure is not cured to the satisfaction of the Board within thirty (30) days. For purposes of this definition of “cause”: (x) no act or omission by Mr. Monroe will be deemed “willful” unless done, or omitted by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company; and (y) Mr. Monroe will not be deemed to have been terminated for cause unless and until the Company delivers to him a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, he was guilty of conduct set forth in clauses (a), (b), or (c) above and specifying the particulars thereof in detail.

Mr. Monroe’s employment agreement defines “good reason” as: (a) the Company’s assignment to him of any duties inconsistent in any respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities; (b) the reduction of the rate of his base salary below $450,000 other than as a part of a compensation reduction program which applies equally to all executives at the vice president and above levels; (c) the Company requiring him to be based at any office or location outside of the greater Enid, Oklahoma metropolitan area, except for travel reasonably required in the performance of his responsibilities; or (d) any failure by the Company to provide indemnification to him in same manner as provided to other executive officers.

Mr. Monroe’s employment agreement also contains standard confidentiality and non-solicitation provisions. In the event of Mr. Monroe’s termination by us without cause or by him for good reason, the non-solicitation provision is effective so long as Mr. Monroe is receiving benefits or payments under the employment agreement.

Payments in the Event of a Change in Control

In the event of a change in control of the Company (as defined below), the unvested shares of restricted stock held by our employees and directors will fully vest.

A “change in control” means:

•

any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the shareholders of the Company as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

•

the merger or consolidation of the Company with or into another entity as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such merger or consolidation cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger of consolidation; or

•

the sale of all or substantially all of the Company’s assets to an entity of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale do not beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

Listed in the following table is the value of unvested shares of restricted stock held by our NEOs as of December 31, 2007, which would fully vest in the event of a change of control. The per-share value is the market value of our common stock as of December 31, 2007. Also included in the table is the value of termination payments due to Mr. Monroe pursuant to his employment agreement as described above under “Employment Agreement—Payments in the Event of Termination.”

Name	Early Vesting of Restricted Stock ($)	Termination Payment ($)	Total ($)
Harold G. Hamm	6,097,096	—	6,097,096
Mark E. Monroe	1,688,651	2,227,319	3,915,970
John D. Hart	1,167,332	—	1,167,332
Jeffrey B. Hume	1,071,330	—	1,071,330
Jack H. Stark	1,071,330	—	1,071,330

Indemnification Agreements

All of our officers, including the NEOs and directors have entered into customary indemnification agreements with us, pursuant to which we have agreed to indemnify our officers, and directors to the fullest extent permitted by law.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee’s charter provides that the Audit Committee shall review all related party transactions (as defined below) and recommend approval or disapproval to the Board of any such transaction. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (b) a person known to beneficially own 5% or more of any class of our voting securities, (c) an immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or greater than 5% beneficial owner, and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or greater than 5% beneficial owner. The Audit Committee considers the adequacy of disclosure and fairness to us of the matters considered. The Audit Committee adopted a written policy which includes factors for committee members to consider in exercising their judgment including (a) terms of the transaction with the related party, (b) availability of comparable products or services from unrelated third parties, (c) terms available from unrelated third parties and (d) the benefits to us. The Audit Committee recommends for approval only those related party transactions that are, in its judgment, in our best interests and on terms no less favorable to us than we could have achieved with an unaffiliated party. Based on recommendations from our Audit Committee, we believe the following transactions are on terms no less favorable to us than we could have achieved with an unaffiliated party.

Crude Oil Sales

We operated crude oil gathering lines in North Dakota and Wyoming on behalf of Independent Trading & Transportation Company I, L.L.C. or a subsidiary thereof (“ITT”) for which they paid us approximately $346,000 during the year ended December 31, 2007. Our principal shareholder and his family own 100% of the common stock of both ITT and Banner Transportation, LLC. In addition, we paid ITT and Banner Transportation, LLC approximately $3.5 million for crude oil gathering and storage services in North Dakota, Montana, and Wyoming during the year ended December 31, 2007.

Natural Gas Sales

During the year ended December 31, 2007, we sold approximately 6,092 MMcf of natural gas for $33.9 million to affiliated entities. Included in this was the sale of approximately 6,049 MMcf of natural gas for $33.7 million to Hiland Partners, LP (“Hiland”), a publicly traded midstream master limited partnership. Our principal shareholder and his family trusts own the majority of the total outstanding units of Hiland and control its general partner. Our principal shareholder also serves as the Chairman of the Board of Hiland’s general partner. These sales also include 43 MMcf of natural gas sold for $0.2 million to Orbit Gas Transmission, Inc, (“Orbit”). A majority of Orbit is owned by our principal shareholder and his family trusts while a minority position is owned by another executive officer. Additionally, we paid approximately $7.2 million for reclaimed oil and residue fuel gas from such companies during the year ended December 31, 2007. We are generally prohibited, under the terms of an agreement with Hiland, from engaging in the gathering, treating, processing and transportation of natural gas in North America and buying or selling any assets related to the forgoing businesses until February 15, 2010.

On November 8, 2005, we entered into a contract with Hiland for the processing and treatment of gas produced from the Cedar Hills North Unit (“CHNU”) and Cedar Hills West Unit (“CHWU”). The terms of the contract provide that we will deliver low pressure gas to Hiland for compression, treatment and processing at a facility constructed by Hiland. Nitrogen and carbon dioxide must be removed from the gas production associated with the increasing oil production from CHNU and CHWU. Under the terms of the contract, we pay $0.60 per Mcf in gathering and treating fees, and 50% of the electrical costs attributable to compression and plant operation and receive 50% of the proceeds from residue gas and plant product sales. After we deliver 36 Bcf of gas, the $0.60 per Mcf gathering and treating fee is eliminated. If the average composite volume of carbon dioxide is less than 10%, we pay a $0.093 per Mcf treating fee, otherwise the treating fee is $0.193 per Mcf. The plant became operational in August 2007.

Oilfield Services

During the year ended December 31, 2007, we paid approximately $53.7 million to Complete Production Services, Inc. (“Complete”), a service company providing oilfield services such as saltwater hauling and workover rigs. A portion of such amount was billed to other interest owners. Our principal shareholder serves on the board of directors of Complete and trusts formed by him currently own approximately 5.5% of the stock of Complete.

Pursuant to a strategic customer relationship agreement with Complete, we have agreed to use commercially reasonable efforts to provide Complete a first right to provide services or supplies required in our operations if such services or supplies can be provided on a timely basis and at competitive market prices. Complete has agreed to use commercially reasonable efforts to provide us with requested supplies and services ahead of and before any such supplies and services would otherwise be provided to any other customer who is not then being provided supplies and services pursuant to a binding agreement. The strategic customer relationship agreement can be terminated by either party on or after October 2009.

During the year ended December 31, 2007, we paid approximately $5.7 million for daywork drilling rig services provided by United Drilling Co. (“United”). A portion of such amounts was billed to other interest owners. United provided daywork drilling rig services for 7 wells in 2007. Our principal shareholder owns 100% of the common stock of United.

We signed a compression services agreement effective as of January 28, 2005 with Hiland covering the CHNU and South Medicine Pole Hills Unit whereby Hiland has agreed to provide to us on a monthly basis the quantities of compressed air and pressurized water that we request. We have agreed to provide, at no cost to Hiland, all fuel, whether gas or electric, and water, in the quantities necessary for Hiland to provide such services. The term of the contract is for four years from the effective date at a cost of approximately $402,000 per month. In 2007, we paid Hiland $4.8 million for rental, operation, and maintenance of the compression equipment. Under the agreement, Hiland is responsible for operating and maintaining the compression equipment.

During the year ended December 31, 2007, we paid approximately $1.1 million for roustabout services to a company owned by a family member of the principal shareholder. During the year ended December 31, 2007, we paid approximately $370,000 to Water Tech LLC, a company in which our principal shareholder owns more than a majority of the capital stock outstanding, for saltwater disposal, reclaimed oil and contract labor.

Commercial Property Transactions

We lease approximately 67,000 square feet of office space from a company owned by our principal shareholder. The leases covering this space will expire at the end of February 2009. During the year ended December 31, 2007, rental amounts paid by us under the terms of the leases totaled approximately $707,000.

Royalty and Common Ownership

In 2007, we received $492,000 from the Harold G. Hamm Revocable Inter Vivos Trust (“Trust”) dated April 23, 1984 for billings on interest owned in various oil and gas wells which we operate. We also disbursed to the Trust $1.2 million in 2007 for the Trust’s share of oil and gas sales attributed to these interests which were received from the purchasers of production.

We received $138,000 from Richard Straeter, one of our executive officers, in 2007 for billings on various interests owned in oil and gas wells which we operate. Revenues from these interests were paid directly from the oil and gas purchaser.

Wheatland Oil Co. (“Wheatland”) is owned 75% by our principal shareholder and 25% by another executive officer, Mr. Jeffrey B. Hume. Wheatland participates in several of our oil and gas properties with interests generally ranging between 5% and 10% of our interest. During the year ended December 31, 2007, we disbursed net oil and gas and other revenues of approximately $9.4 million and billed costs of approximately $9.0 million to Wheatland.

Registration Rights Agreement

In connection with the closing of our initial public offering in May, 2007, we entered into a registration rights agreement with our principal shareholder and the two trusts established for the benefit of Mr. Hamm’s children pursuant to which we granted to our principal shareholder and the trusts certain demand and “piggyback” registration rights.

Under the registration rights agreement, our principal shareholder and the trusts each has the right to require us to file a registration statement for the public sale of all of the shares of common stock owned by him at any time so long as at least six (6) months have passed since the last registration statement. In addition, if we sell any shares of our common stock in a registered underwritten offering, each of our principal shareholder and the trusts has the right to include his or its shares in that offering. The underwriters of any such offering have the right to limit the number of shares to be included in such sale.

We will pay all expenses relating to any demand or piggyback registration, except for underwriters’ or brokers’ commissions or discounts. The securities covered by the registration rights agreement will no longer be registerable under the registration rights agreement if they have been sold to the public either pursuant to a registration statement or under Rule 144 promulgated under the Securities Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock by each person (other than our directors and executive officers) known by us to be the beneficial owner of more than five percent of the issued and outstanding Common Stock. Unless otherwise noted, the information is based on Schedules 13D or 13G filed by the applicable beneficial owner with the SEC or other information provided to us by the beneficial owner as of February 14, 2008 which is the date such beneficial owners were required to report their ownership to the SEC.

Security Ownership of Certain Beneficial Owners

	Beneficial Ownership
Name and Address of Beneficial Owner	Number Of Shares		Percent of Class
Bert H. Mackie	14,712,501	(1)	8.7

(1)	Of the total number of shares beneficially owned by Mr. Mackie, 14,707,501 shares are held by him as trustee of trusts established for the benefit of the children of Harold Hamm, our Chairman and CEO. Mr. Mackie’s business address is Security National Bank, 201 West Broadway, Enid, Oklahoma 73702.

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of April 10, 2008 by (a) each of our directors, (b) each of the executive officers and (c) all of our directors and executive officers as a group.

Security Ownership of Directors and Executive Officers

	Beneficial Ownership
Name of Director or Executive Officer	Number of Shares (1)		Percent of Class
Harold G. Hamm (2)	123,140,708		72.8
Mark E. Monroe	193,875		*
John D. Hart	59,544		*
Jeffrey B. Hume	349,509	(3)	*
Jack H. Stark	362,750	(4)	*
Richard H. Straeter	103,000	(5)	*
Tom E. Luttrell	215,233	(6)	*
Gene R. Carlson	64,627	(7)	*
Robert J. Grant	18,600		*
George S. Littell	16,600		*
Lon McCain	21,600		*
H.R. Sanders, Jr.	18,000		*
All directors and executive officers as a group (12 persons)	124,564,046		73.7

*	Less than 1%

(1)	Includes unvested restricted stock granted under the 2005 Plan as to which the named person has sole voting power but no investment power as follows: Mr. Hamm 233,337 shares; Mr. Monroe 64,625 shares; Mr. Hart 44,674 shares; Messrs. Hume and Stark 41,000 shares each; Mr. Carlson 37,221 shares; Mr. Luttrell 20,000 shares; Mr. Straeter 15,000 shares; and Messrs. Grant, Littell, McCain, and Sanders 10,000 shares each.

(2)	Mr. Hamm holds all but 380,000 of his shares through the Trust, for which Mr. Hamm is both the trustee and sole beneficiary. The address of the Trust is 302 N. Independence, Enid, Oklahoma 73701. The remaining 380,000 shares of common stock are held by Mr. Hamm personally.

(3)	Includes vested options to purchase 180,000 shares of common stock.

(4)	Includes vested options to purchase 289,000 shares of common stock.

(5)	Includes options to purchase 36,674 shares of common stock which vest May 1, 2008, and vested options to purchase 24,013 shares of common stock.

(6)	Includes options to purchase 55,000 shares of common stock which vest May 1, 2008, and vested options to purchase 38,851 shares of common stock.

(7)	Includes shares owned by a limited partnership controlled by officer.

COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. We are required to disclose delinquent filings of reports by such persons during 2007. Based on a review of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that during 2007 all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met except as follows: A Form 4 reporting a single transaction for Mr. Gene R. Carlson, one of our executive officers, was inadvertently filed late.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton served as our independent registered public accounting firm for the year ended December 31, 2007 and has been selected by our Audit Committee to continue in 2008. Representatives of Grant Thornton are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders for the year ended December 31, 2007, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Copies of the exhibits omitted from the enclosed Annual Report on Form 10-K are available to shareholders without charge upon written request to our Secretary at 302 N. Independence, Enid, Oklahoma 73701.

PROPOSALS OF SHAREHOLDERS

The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our bylaws. Under our bylaws a matter can properly be brought before an annual meeting by a shareholder of the Company who is a shareholder of record at the time notice of the proposal is given and who is entitled to vote at such annual meeting. The proposing shareholder must give timely notice of his proposal in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company at 302 N. Independence, Enid, Oklahoma 73701 not later than ninety (90) days or more than one hundred twenty (120) days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the Company, provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. A shareholder’s notice to the Secretary shall set forth as to each matter (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be included in our proxy statement relating to the 2009 Annual Meeting must be received no later than December 23, 2008. To be considered for presentation at the 2009 Annual Meeting, although not included in the Proxy Statement for such meeting, a proposal must be received within the time period set forth in our bylaws as described above. In addition, the proxy solicited by the Board for the 2009 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2009 Annual Meeting unless we are provided with notice of such proposal no later than ninety days prior to the date of the 2009 Annual Meeting.

OTHER MATTERS

Our Board does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

APPENDIX

The following is information required to be provided to the Securities and Exchange Commission in connection with our Definitive Proxy Materials in connection with our 2008 Annual Meeting of Shareholders. This information is not deemed to be a part of the Proxy Statement and will not be provided to shareholders in connection with the Proxy Statement.

1.    We plan to mail the definitive Proxy Materials to our shareholders on or about April 14, 2008.

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 27, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 10030000000000000000 3	052708

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of Grant Thornton LLP as Independent Registered Public Accounting Firm	☐	☐	☐
NOMINEE:
☐	FOR THE NOMINEE	H.R. Sanders, Jr.		In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR items 1 and 2.
☐	WITHHOLD AUTHORITY

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐	¢

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTINENTAL RESOURCES, INC.

302 N. INDEPENDENCE

ENID, OKLAHOMA 73701

(580) 233-8955

The undersigned hereby appoints Don Fischbach and John Hart, and each of them, as proxies (the “Proxies”), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of Continental Resources, Inc. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 27, 2008, or any reconvention thereof.

(Continued and to be signed on the reverse side)

¢	14475	¢